QEP ANNOUNCES CLOSING OF PINEDALE DIVESTITURE
PROVIDES UPDATED 2017 GUIDANCE AND 2018 OUTLOOK

DENVER - September 25, 2017 - QEP Resources, Inc. (NYSE:QEP) (QEP or the Company) announced today that the sale of its Pinedale Anticline field assets in Sublette County, Wyoming (the "Pinedale Divestiture") closed on September 20, 2017. In addition, the Company provided updated 2017 guidance and 2018 outlook, which included the effect of the Pinedale Divestiture and the previously announced Permian Basin Acquisition, and adjustments to the Company's production forecast for its Williston and Permian basin assets.

"With the Pinedale Divestiture and the pending Permian Basin Acquisition, we have made significant progress in repositioning the Company for long-term success," commented Chuck Stanley, Chairman, President and CEO of QEP. "We have, however, experienced higher than anticipated production decline from a group of pilot wells that were completed in deeper benches of the Three Forks Formation in the Williston Basin and, as a result, we have modified our development plans going forward. Additionally, we also experienced some delays in our Permian Basin well completions as a result of the continuing evolution of our tank-style development methodology."

"Assuming crude oil prices of $50.00/Bbl and natural gas prices of $3.00/MMbtu, we expect our 2018 capital investments will more closely align to our 2018 forecasted cash flows while delivering an oil production growth rate in the mid-teens compared with our updated 2017 guidance. Shifting our focus to the development of our core Permian Basin assets will enable us to drive high-return oil growth in 2018 and beyond. In addition, we continue to evaluate steps to further simplify our portfolio through the monetization of non-core assets, which will provide additional liquidity to help support future growth."

For 2017, the Company reduced its oil production guidance to a midpoint of 19.75 MMbbl, natural gas production guidance to a midpoint of 167.5 Bcf and NGL production guidance to a midpoint of 5.5 MMbbl. See the table below for a detailed update of the Company's 2017 guidance.

To reflect the Pinedale Divestiture, the Company removed approximately 0.2 MMbbl of oil, 17.0 Bcf of gas, and 0.3 MMbbl of NGL from the Company’s 2017 production guidance, which represent the production contribution from the asset for the remainder of the year. The Company expects its pending Permian Basin Acquisition to have minimal effect on 2017 guidance. The remaining adjustments to 2017 guidance are related to the Williston and Permian basin assets as described below.

Williston Basin

In the Williston Basin, 2017 production has been adversely affected by three factors: higher than anticipated production decline on a group of pilot wells in South Antelope; a mechanical issue associated with three second quarter 2017 South Antelope completions; and lower than anticipated non-operated production volumes.

Beginning late in the first quarter 2017, production from a group of pilot wells in South Antelope began declining at greater than anticipated rates. The pilot wells were designed to test spacing density and productivity of the second and third benches of the Three Forks Formation on a portion of the Company’s South Antelope acreage. During the third quarter 2017, the Company concluded that production from these wells was likely being sourced from overlying horizons rather than from the second and third Three Forks benches in which the wells were completed. Based on the performance of these wells and additional log, core and reservoir analysis, the Company believes it has refined the productive boundaries of the deeper benches of the Three Forks, which will guide future development plans. The under-performance of these pilot wells is expected to result in full year oil production that is approximately 0.6 MMbbl less than originally forecasted.

The second factor affecting Williston Basin production relates to a mechanical issue in three South Antelope wells, which began in the second quarter of 2017. Concurrently, offsetting wells were shut-in for an extended period of time while the three subject wells were being repaired. The wells and their offsets have returned to production and are now producing at or above the rates originally forecasted; however, the Company expects that the mechanical issue and the associated offset well shut-ins will result in full year oil production that is approximately 0.3 MMbbl less than originally forecasted.

Finally, the Company has seen a decrease in non-operated activity in the Williston Basin in 2017. The Company expects the decrease in non-operated production volumes to result in full year oil production that is approximately 0.3 MMbbl less than originally forecasted.

Offsetting the negative production variances described above, the Company has begun testing a refrac program in the Williston Basin similar to its successful Haynesville program. QEP expects to complete nine additional refracs during the remainder of 2017, which combined with four refracs already completed this year, are expected to contribute 0.3 MMbbl of oil for full year 2017.

The net result of these factors, partially offset by production gains from the Company's new refrac program, is a reduction of the Company's forecasted full-year 2017 Williston Basin crude oil production of approximately 0.9 MMbbl.

Permian Basin

In the Permian Basin, due to shifts in completion timing related to the evolution of its tank-style completion methodology, the Company expects to have an approximately one month delay in placing certain wells on production (POP) in 2017. The Company's 2017 capital investment program in the Permian Basin will not be reduced as a result of the delay in the POP dates. The Company expects this shift in timing to reduce full-year 2017 Permian Basin crude oil production by approximately 0.6 MMbbl.

The Company expects to close its previously announced Permian Basin Acquisition in October 2017. The updated guidance for 2017 reflects contribution of 635 Boed from existing vertical wells on the acreage for the last two months of 2017.

Updated 2017 Guidance

The Company’s updated guidance assumes no additional property acquisitions or divestitures and assumes that QEP will elect to reject ethane from its produced gas for the entire year where QEP has the right to make such an election.

2017 Guidance Table
	2017	2017
	Previous Forecast	Updated Forecast
Oil production (MMbbl)	21.0 - 22.0	19.5 - 20.0
Gas production (Bcf)	182.5 - 192.5	165.0 - 170.0
NGL production (MMbbl)	5.75 - 6.25	5.25 - 5.75
Total oil equivalent production (MMboe)	57.2 - 60.3	52.3 - 54.1

Lease operating and transportation expense (per Boe)	$9.50 - $10.50	$10.25 - $10.75
Depletion, depreciation and amortization (per Boe)	$15.00 - $16.00	$14.00 - $15.00
Production and property taxes (% of field-level revenue)	8.5%	8.5%
(in millions)
General and administrative expense(1)	$155 - $165	$150 - $160

Capital investment (excluding property acquisitions)
Drilling, Completion and Equip(2)	$970 - $1,010	$970 - $1,010
Infrastructure	$70 - $80	$70 - $80
Corporate	$10	$10
Total capital investment (excluding property acquisitions)	$1,050 - $1,100	$1,050 - $1,100
____________________________

(1)	General and administrative expense includes approximately $25.0 million of non-cash share-based compensation expense.

(2)	Drilling, Completion and Equip includes approximately $20.0 million of non-operated well completion costs.

2018 Outlook

Assuming an oil price of $50.00/Bbl and a natural gas price of $3.00/MMbtu the Company expects 2018 forecasted crude oil production growth to be in the mid-teens compared with the midpoint of the updated 2017 guidance. The increase in 2018 forecasted crude oil production will be primarily driven by oil production growth in the Permian Basin.

Portfolio Optimization

As part of the Company’s ongoing effort to simplify its portfolio, QEP is evaluating the sale of certain upstream and midstream assets and pursuing the monetization of its Central Basin Platform exploratory project in the Permian Basin.

Derivative Update

The Company continues to add contracts to its derivative portfolio for oil and gas prices and for crude oil basis. The following tables present QEP's volumes and average prices for its open derivative positions as of September 20, 2017:

Production Commodity Derivative Swaps
Year	Index	Total Volumes	Average Swap Price per Unit
		(in millions)
Oil sales		(bbls)	($/bbl)
2017	NYMEX WTI	4.8	$51.51
2018	NYMEX WTI	14.2	$52.42
2019	NYMEX WTI	2.9	$50.11
Gas sales		(MMBtu)	($/MMBtu)
2017	NYMEX HH	24.8	$2.87
2017	IFNPCR	6.4	$2.50
2018	NYMEX HH	105.9	$2.99
2019	NYMEX HH	14.6	$2.87

Production Commodity Derivative Gas Collars
Year	Index	Total Volumes	Average Price Floor	Average Price Ceiling
		(in millions)
		(MMBtu)	($/MMBtu)	($/MMBtu)
2017	NYMEX HH	2.8	$2.50	$3.50

Production Commodity Derivative Basis Swaps
Year	Index Less Differential	Index	Total Volumes	Weighted-Average Differential
			(in millions)
Oil sales			(bbls)	($/bbl)
2017	NYMEX WTI	Argus WTI Midland	1.5	$(0.67)
2018	NYMEX WTI	Argus WTI Midland	7.7	$(1.05)
2019	NYMEX WTI	Argus WTI Midland	1.8	$(1.01)
Gas sales			(MMBtu)	($/MMBtu)
2018	NYMEX HH	IFNPCR	7.3	$(0.16)

Storage Commodity Derivative Gas Swaps
Year	Type of Contract	Index	Total Volumes	Average Swap Price per Unit
			(in millions)
Gas sales			(MMBtu)	($/MMBtu)
2017	SWAP	IFNPCR	1.5	$1.68
2018	SWAP	IFNPCR	0.4	$3.05
Gas purchases			(MMBtu)	($/MMBtu)
2017	SWAP	IFNPCR	1.0	$2.68

About QEP Resources, Inc.

QEP Resources, Inc. (NYSE:QEP) is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Northern Region (primarily in North Dakota and Utah) and the Southern Region (primarily in Texas and Louisiana). For more information, visit QEP's website at: www.qepres.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include, but are not limited to, statements regarding: forecasted production amounts and growth rates, lease operating and transportation expense, depletion, depreciation and amortization expense, general and administrative expense, production and property taxes, and capital investment, and related assumptions for such guidance; allocation of capital investment; the timing of the closing of the Permian Basin Acquisition and the impact of the acquisition; the number of refracs expected in the Williston Basin; aligning 2018 capital investments more closely to forecasted cash flows; expected impacts on and related adjustments to our 2017 and 2018 production; refining of productive boundaries in the Williston Basin; high-return oil growth from development in the Permian Basin; monetization of non-core assets and related impacts on liquidity and future growth; the delay in placing wells on production in the Permian Basin; and adding derivative contracts. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: disruptions of QEP's ongoing business, distraction of management and employees, increased expenses and adversely affected results of operations from organizational modifications due to the Pinedale Divestiture and the Permian Basin Acquisition; the inability of the parties to satisfy the conditions to the consummation of the Permian Basin Acquisition; changes in natural gas, NGL and oil prices; liquidity constraints, including those resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions, changes in our credit rating, our compliance with loan covenants, the increasing credit pressure on our industry or demands for cash collateral by counterparties to derivative and other contracts; global geopolitical and macroeconomic factors; the activities of the Organization of Petroleum Exporting Countries; the impact of Brexit; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions, natural resources, and fish and wildlife, hydraulic fracturing, water use and drilling and completion techniques, as well as the risk of legal and other proceedings arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures; strength of the U.S. dollar; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; the availability of storage and refining capacity; operating risks such as unexpected drilling conditions; transportation constraints; weather conditions; changes in maintenance, service and construction costs; permitting delays; outcome of contingencies such as legal proceedings; inadequate supplies of water and/or lack of water disposal sources; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the 2016 Annual Report on Form 10-K), and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

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